Exhibit 10.33
GENCORP INC.
1999 EQUITY AND PERFORMANCE INCENTIVE PLAN
Restricted Stock Agreement
          WHEREAS,                                         (the “Grantee”) is an employee of GenCorp Inc. (the “Company”) or a subsidiary of the Company (a “Subsidiary”); and
          WHEREAS, the execution of a restricted stock agreement in the form hereof (the “Agreement”) has been authorized by a resolution of the Organization & Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company, or if applicable, by the Board duly adopted on                     .
          NOW, THEREFORE, pursuant to the Company’s 1999 Equity and Performance Incentive Plan (the “Plan”), the Company grants to the Grantee, as of                     (the “Date of Grant”), (                    )shares of the Company’s common stock, par value $0.10 per share (the “Stock”), subject to the terms and conditions of the Plan and the following terms, conditions, limitations and restrictions:
     1. Issuance of Stock. The Stock covered by this Agreement shall be fully paid and nonassessable and shall be represented by certificates registered in the name of the Grantee bearing a legend referring to the restrictions hereinafter set forth.
     2. Restrictions on Transfer of Stock. The Stock subject to this Agreement may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Company, unless and until it has become vested and nonforfeitable in accordance with Section 3 hereof; provided, however, that the Grantee’s interest in the Stock covered by this Agreement may be transferred at any time by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Stock covered by this Agreement that is in violation of this Section 2 will be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Stock covered by this Agreement. When and as permitted by the Plan, the Company may waive the restrictions set forth in this Section 2 with respect to all or any portion of the Stock covered by this Agreement.
     3. Vesting of Stock. (a) Provided that the Grantee has remained in the continuous employ of the Company or a Subsidiary until the relevant date or dates of vesting set forth on Schedule A attached hereto, the Stock covered by this Agreement shall become vested and nonforfeitable in accordance with, and subject to, the conditions set forth below:
               (i) Subject to the provisions of Section 3(a)(iii) hereof, if a performance goal set forth on Schedule A is achieved, as determined by the Committee, the number of shares of Stock allocated to such performance goal in accordance with Schedule A shall become vested and no longer subject to forfeiture on the relevant date specified on Schedule A with respect to such performance goal;
               (ii) Subject to the provisions of Section 3(a)(iii) hereof, if a performance goal set forth on Schedule A is not achieved, as determined by the Committee, the number of shares of Stock allocated to such performance goal in accordance with Schedule A shall be irrevocably and forever forfeited with respect to such performance goal; and
               (iii) If the meeting at which the Committee determines achievement of any performance goal occurs after the relevant date specified on Schedule A with respect to such performance goal, vesting or forfeiture of such Stock attributable to such performance goal shall be deemed to occur on the date of such meeting.
          (b) For the purposes of this Agreement, the continuous employment of the Grantee with the Company or a Subsidiary shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (A) the transfer of the Grantee’s employment among the Company and its Subsidiaries or (B) an approved leave of absence.
          (c) Notwithstanding the provisions of Section 3(a) hereof, all of the Stock covered by this Agreement shall become immediately vested and nonforfeitable upon the occurrence of a change in control of the Company that occurs while the

Grantee is an employee of the Company or a Subsidiary. For the purposes of this Agreement, the term “change in control” shall have the meaning given such term under the Plan as in effect on the Date of Grant.
     4. Forfeiture of Stock. Any of the Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof shall be forfeited unless the Committee determines to provide otherwise. In the event of a forfeiture, the certificates representing all of the Stock covered by this Agreement that has not become vested and nonforfeitable in accordance with Section 3 hereof shall be cancelled.
     5. Dividend, Voting and Other Rights. The Grantee shall have all of the rights of a shareholder with respect to the Stock covered by this Agreement that has not been forfeited, including the right to vote such Stock and receive any dividends that may be paid thereon. Any additional stock that the Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization in which the Company is the surviving Company or any other change in the capital structure of the Company shall be subject to the same restrictions as the Stock covered by this Agreement.
     6. Retention of Share Certificates by Company. The certificates representing the Stock covered by this Agreement shall be held in custody by the Company until such shares have become vested in accordance with Section 3 hereof.
     7. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or unrestricted Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.
     8. Adjustments. The Committee shall make any adjustments in the number or kind of shares of stock or other securities covered by this Agreement that the Committee may determine to be equitably required to prevent any dilution or enlargement of the Grantee’s rights under this Agreement that would result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) other corporate transaction or event having an effect similar to any of the foregoing.
     9. Withholding Taxes.
          (a) Upon the vesting of any portion of the Stock, the Grantee shall be required to pay to the Company any applicable Federal, state, local or foreign withholding tax due as a result of such vesting. The Company’s obligation to deliver the Stock shall be subject to such payment. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any Federal, state, local or foreign withholding taxes due with respect to such vesting.
          (b) Subject to (i) the Committee’s right to disapprove any such election and require the Grantee to pay the required withholding tax in cash, (ii) any Company policies, and (iii) applicable laws, the Grantee shall have the right to elect to pay the required withholding tax in shares of Stock to be received upon vesting. Shares of Stock used to pay any required withholding tax shall be valued at the same time and in the same manner that vested shares of Stock are valued for purposes of determining the required withholding taxes.
     10. Employment Rights. The Plan and this Agreement shall not confer upon the Grantee any right with respect to the continuance of employment with the Company or any Subsidiary and shall not interfere in any way with any right that the Company or any Subsidiary would otherwise have to terminate the employment or other service of the Grantee at any time.
     11. Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
     12. Agreement Subject to the Plan. The Stock covered by this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern.

     13. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent.
     14. Severability. In the event that one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof will continue to be valid and fully enforceable.
     15. Governing Law. This Agreement will be construed and governed in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.
     16. Certain Defined Terms. All capitalized terms used herein that are defined in the Plan shall have all the same meanings herein as set forth therein unless specifically defined in this Agreement.
     This Agreement is effective as of the                     day of                     .

GENCORP INC.

By:

Its:

     The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the right to receive the Stock subject to the terms and conditions of the Plan and the terms and conditions set forth in this Agreement.

Name:

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